Exhibit 10.3

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into by Goldrange Trading Ltd. (“Claimant”) and Global Roaming Distribution, Inc. (“GRDB”), (collectively “Parties”) for the following purpose and with reference to the following facts:

A.           “Releasee” is defined herein as GRDB and includes Global Roaming, Inc., an affiliate of GRDB as of the execution of this Agreement.

B.           The Parties hereto are involved in a dispute concerning the purchase of SIM cards as evidenced by the invoice attached hereto as Exhibit A (“Purchase Order”).  Wherein, Claimant alleges that the Releasee failed to deliver on time and completely the SIM cards paid for in the amount of $450,000.

C.           Releasee has delivered to Claimant 554 SIM cards with a total value of $55,400.

D.           Releasee has informed Claimant that it is not able to deliver the balance of the order as a result of Releasee’s financial condition.

E.           Releasee has offered to provide Claimant a refund of $394,600 in the form of a convertible promissory note in substantially the same form as attached hereto as Exhibit B (“Note”).

F.           With this Agreement, the parties and each of them intend to release and discharge each other, collectively and individually, of and from any and all rights, duties, obligations, claims, demands, causes of action, damages, loss, costs, attorneys’ fees and expenses of any kind or nature whatsoever, known or unknown, which the parties, and each of them, have against any or all of each other by reason of the Purchase Order, as well as any and all matters known, unknown or discoverable at the time of this Agreement.  This Agreement is intended to mutually discharge Claimant and Releasee from any liability, known or unknown, relating to, arising out of, associated with and/or in any manner connected with the Purchase Order pursuant to the full and timely performance of the following terms and conditions in the manner prescribed herein.

NOW THEREFORE, for good and valuable consideration, including the general release described and contained below, and the compromise, settlement of all claims asserted by the parties to this Agreement each hereby agrees as follows:

1.
Releasee represents and warrants that each of the 2,500 SIM cards paid for by Claimant on the Purchase Order carried an airtime of $100, and that of the 2500 SIM cards, 554 SIM cards have been delivered.  Immediately prior to the execution of this Agreement, the balance of the Purchase Order included 1,996 SIM cards and related services for all 2,500 SIM Cards that were not delivered.

2.
As consideration and payment in full and complete settlement of all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses, compensation, charges, demands, and/or obligations whatsoever that Claimant has or may have as to Releasee, arising out of the Purchase Order, Releasee shall deliver to Claimant the Note.

3.	In consideration of, and upon receipt of the Note, and for other valuable consideration, the Parties shall forego any rights they have or may have against each other now and in the future.

4.	Each party shall bear its own attorney’s fees and costs.

5.
This Agreement shall not be construed in any way as an admission by any party of any unlawful or wrongful acts against, or other liability whatsoever to each other or any other person.  All parties specifically disclaim any liability to, or wrongful acts against each other or any other person on the part of themselves, their agents, representatives or successors-in-interest and assigns.

6.
Except as set forth herein, each party to this Agreement does hereby, for themselves and for their heirs, successors, assigns, legal or other representatives, executors, agents, attorneys, administrators, successors-in-interest, irrevocably and unconditionally release, acquit and forever discharge each other, their heirs, legal or other representatives, executors, agents attorneys, administrators, successors-in-interest, employees, owners and assigns, and each of them, from any and all administrative claims, lawsuits, claims, actions, demands or other legal responsibilities of any kind which they may have based on or arising out of the Purchase Order.

Without in any way limiting the generality of the foregoing language, this release shall include all claims arising out of the Purchase Order, or the incidents leading to this dispute, or any occurrences, acts, omissions, transactions or policies, which were or could have been asserted hereunder, and other federal or state common law or any other federal, state or local statute, law, regulation or ordinance pursuant to said claims.  In addition, each party also waives any right to recover any relief as a result of any such proceeding, any administrative proceeding, or any proceeding initiated on their behalf.  The parties acknowledge and agree that this release is an essential and material term of this Agreement and without such release no settlement would have been reached by the parties.

7.
For the purpose of implementing a full and complete release and discharge of each party, the parties expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, all presently existing claims which they do not know or suspect to exist in their favor at the time of the execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims arising out of the Purchase Order.  In this connection, the parties expressly waive and relinquish all rights and benefits to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8.	The parties warrant that they have not assigned to any other person or entity the claims which may be the subject of a complaint or this Agreement.

9.
In the event of any claim, counter-claim, action or litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or to seek a declaration of the rights of that party under this Agreement, the prevailing party shall be entitled to recover from the other such party its attorney’s fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation.

10.
No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be, nor be a waiver of any proceeding, concurrent or succeeding breach of the same, or any other term or provision thereof.  No waiver shall be binding unless in writing and signed by an authorized representative of party against whom the waiver would be asserted.

11.	Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

12.	Each party hereto shall be responsible for any tax liability incurred by that party as a result of this Agreement, if any.

13.
This Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement.  Any prior agreements, promises, negotiations, expressly set forth in this Agreement, whether by additions, deletions, waivers, amendments or modifications, may only be made in writing, signed by the parties.

14.	This Agreement can be modified only by a writing signed by all of the parties.

15.
Each of the parties hereto has been involved in the negotiation, drafting, review and execution of this Agreement; and each has had the opportunity to receive independent legal advice from an attorney or attorneys of its choice with respect to the advisability of making and executing this Agreement.  In the event of any dispute or controversy regarding this Agreement, the parties hereto shall be considered to be the joint authors of this Agreement and no provision shall be interpreted against a party hereto because of authorship.

16.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and if an original signature is affixed by a Party to a counterpart of this Agreement, and a facsimile of such originally executed counterpart signature is thereafter telecopied to a Party or Parties attorney of record, the telecopied facsimile shall be afforded the same validity as the originally executed counterpart.

17.
The Parties represent and warrant that they have not filed, and agree that they will not file, any complaint, claim, demand, or grievance regarding the subject matter of this Agreement, or institute any other proceedings, including but not limited to an action for malicious prosecution, against any other party to this Agreement and the persons and entities released, their employees, officers, shareholders, insurers, brokers, agents, principals or attorneys in connection with the allegations released, including but not limited to any civil or administrative actions or claims with any professional organization, governmental agency, private entity and/or any other Federal, State or Local governmental authority.

This Agreement is made and entered into in the State of New York and shall be in all respects be interpreted, enforced, and governed by New York law excepting conflict of laws provisions.  By signing this Agreement, the Parties select New York County, New York, as the proper and sole venue for any action filed to enforce, construe, or interpret this Agreement.

PLEASE READ CAREFULLY: This Settlement Agreement and General Release includes a release of all known and unknown claims.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual General Release.

GLOBAL ROAMING DISTRIBUTION, INC.

Dated: November 25, 2008	By:	/s/ Yakov Sarousi
Name: Yakov Sarousi
Title: CEO

GOLDRANGE TRADING LTD.

Dated: November 25, 2008	By:	/s/ M. Gold
Name: M. Gold
Title: Director

EXHIBIT A
INVOICE

BILL TO	SHIP TO	Goldrange Trading Ltd. 5 Cranwich Road N6 London, England	Invoice #	100 CTD
Invoice Date	004/2008
Contract #	CTD001

Date	Your Order #	Our Order #	Sales Rep.	COTR	Ship Via	Terms	payment by:
04/08	100CTD	10001	LSH	Pre-paid	wire

Qty	Item	Description	Taxable	Unit Price	Total
1	Reseller WEB SITE	$50,000	$50,000
2500	CelTrek SIMs	World wide SIM Card	20.00	$50,000
Hosting	Web Site Hosting service 1 year	10,000	$10,000
Airtime	$100 applied to each SIM	$100	$250,000
2500	DID	Phone number per SIM $2 each/6 months	$12	$30,000
Customer Support	$2.50 per SIM per month for 12 months	$5000 month	$60,000
Payable by credit card by Electronic Funds Transfer to: CelTrek Global Roaming, Inc. Routing Number: 121000248 Account Number: 3725151108 Wells Fargo Bank 2959 College Ave. Berkeley, CA 94705 510 649 3620 CelTrek offices: 20801 Biscayne Blvd. #101 Miami FL 33180 305 249 3121	Subtotal	$450,000
Tax	0
Shipping and Handling
Miscellaneous
Balance due in full before shipment	$450,000

EXHIBIT B
CONVERTIBLE NOTE

Please refer to Exhibit 10.4 of this Form 10-Q.